Exhibit 10.16

AMENDMENT NO. 1

to the

SPLIT-DOLLAR INSURANCE AGREEMENT

NOTICE OF TERMINATION AND PURCHASE AGREEMENT

AMENDMENT NO. 1, dated as of February 21, 2022 (this “Amendment”), to the Split Dollar Insurance Agreement Notice of Termination and Purchase Agreement (the “Purchase Agreement”), dated as of December 24, 2021, by and among John B Sanfilippo & Son, Inc., a Delaware corporation (the “Company”), John E. Sanfilippo, on behalf of and as sole trustee of the Jasper and Marian Sanfilippo Irrevocable Trust, dated September 23, 1990 (the “Trust”) and Marian R, Sanfilippo, an individual (“Buyer”).

WHEREAS, Company, Buyer and Trust entered into that certain Purchase Agreement in order to provide for the purchase by Buyer of the Covered Policies on the terms and conditions set forth therein;

WHEREAS, pursuant to Section 2(g) of the Purchase Agreement, the Company, Buyer and Trust must consummate the Closing within fifty-nine days of the Effective Date or the Purchase Agreement will terminate; and

WHEREAS, the Company, Buyer and Trust desire to mutually extend the date by which the Closing must occur under Section 2(g) of the Purchase Agreement by this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

2. Amendment. Section 2(g) of the Purchase Agreement is hereby amended and restated in its entirety as set forth below:

(g) If the Closing shall not have occurred on or prior to 11:59 PM, Central Time, on March 24, 2022, unless otherwise agreed by the Company, Buyer and the Trust, this Agreement shall terminate and be of no further force or effect, including the notice of termination provisions set forth in Section 1 hereof and the Transfer of Ownership Request Notice shall be rescinded, and the Company shall promptly pay to Buyer any premium payments made by Buyer as contemplated hereby upon satisfactory evidence of payment by Buyer. If the last of the insureds under the Covered Policies (such being Buyer) dies prior to the Closing, this Agreement shall immediately terminate and be of no further force or effect, and the policy proceeds shall be allocated as set forth in the Split-Dollar Agreement.

3. Governing Law. This Amendment shall be governed, and construed in accordance with, the laws of the Illinois, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Illinois.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

THE COMPANY:

JOHN B. SANFILIPPO & SON, INC.

By:	/s/ Frank S. Pellegrino
Name:	Frank S. Pellegrino
Title:	CFO

BUYER:

/s/ Jeffrey T. Sanfilippo
Name: Marian R. Sanfilippo by
Jeffrey T. Sanfilippo as Power of
Attorney for Marian R. Sanfilippo

TRUST:

By:	/s/ John E. Sanfilippo
Name:	John E. Sanfilippo
Title: As sole Trustee, on behalf of and for the Jasper and Marian Sanfilippo Irrevocable Trust, dated September 23, 1990